Exhibit 99.2

MKTG INC EMPLOYEE LETTER

Team,

I wanted to share some exciting news. Effective immediately, MKTG INC has agreed to be acquired by Aegis Lifestyle, Inc., a subsidiary of the Dentsu Aegis Network (DAN), the world’s largest single-branded agency with headquarters in Tokyo and London.

With more than 37,000 employees, 11,000 clients and operating in 110 countries worldwide, Dentsu’s corporate philosophy of “Good Innovation” and expertise in integrated marketing provide us with a desirable global scale.

This news is exciting for several different reasons.

First off, our relationship with Dentsu Aegis will give us access to a global infrastructure, offering growth opportunities for our employees and expanding the capabilities we can offer our clients. Soon, we’ll have access to a multitude of services in the DAN umbrella, including media, strategic solutions, communication design, creative, promotions, digital, media content and social solutions. You can learn more about the network here.

The relationship will provide DAN with expanded experiential capabilities within the US market, making them/us a formidable player in this competitive and exciting market.

So what does this mean for you? As far as the operation of our day-to-day business: nothing. I will retain my position as CEO, and we will carry the culture we’ve worked so hard to define into this new relationship. Down the road our name may change, but we’ll still be the same agency whose DNA is defined by service, creativity, accountability and authenticity. These additional resources simply add depth and power to our bench.

We’re excited about this next chapter for our agency, and I hope you will be too. We’ve thought long and hard about this relationship and we’re confident that it’s a fantastic opportunity for our employees and clients alike. Please don’t hesitate to let me, or your manager, know if you have any questions.

Additionally, please see the attached information that will provide more details pertaining to the intended acquisition. Please direct any media inquiries to Bryan Duffy or Katie Kirby.

Warm regards,

Charlie

CEO TALKING POINTS – INTERNAL MEETING

●	Earlier today, the Board of Directors of MKTG INC and the Board of Directors of Dentsu Aegis Network announced that they have entered into a definitive merger agreement under which MKTG INC. will be acquired by Dentsu Aegis Network through its subsidiary Aegis Lifestyle, Inc.

●	The transaction is subject to customary closing conditions, including the approval of our shareholders. The transaction is expected to close in the third calendar quarter of 2014.

●	This combination builds upon the complementary strengths of our agency and the global Dentsu Aegis Network. We expect this combination to expand opportunities for our employees and clients alike.

●	Over the past several years, we have been on a journey together – to create opportunities for our employees, to better serve our clients, to constantly improve our business, and to create value for our shareholders.

●	We look forward to sharing additional details with you as we move through the process to close the transaction.

●	During the interim period – until the deal closes – it is business as usual for all MKTG INC offices and departments. We must remain focused on achieving our business plan and extending the success we’ve achieved to date.

●	After the transaction closes, we will be the same agency whose DNA is defined by service, creativity, accountability and authenticity. But we also will have the opportunity to leverage areas where Dentsu Aegis Network has strength, which is really exciting for all of us.

●	I understand you might have questions. We’ll be circulating the official announcement to everyone in a few minutes. Hopefully we’ve answered those questions already. If not, we will in the coming weeks because I plan to visit each office in person to further discuss this partnership.

●	Please refer all media inquiries to Bryan Duffy or Katie Kirby in our Marketing and Communications department. They will respond accordingly. Any questions from clients or partners can be addressed by your manager or GM.

●	Thank you all for your time today, and I look forward to sharing more in the coming weeks and months.

Cautions Regarding Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized. Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: the risk that the conditions to the closing of the merger are not satisfied; litigation relating to the merger; uncertainties as to the timing of the consummation of the merger and the ability of each party to consummate the merger; and risks that the proposed transaction disrupts the current plans and operations of MKTG. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in MKTG’s most recent Annual Report on Form 10-K filed with the SEC. MKTG can give no assurance that the conditions to the merger will be satisfied. MKTG does not undertake any intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of MKTG (the “Company”) by Aegis Lifestyle, Inc.. In connection with the proposed acquisition, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement in preliminary and definitive form. Stockholders of the Company are urged to read all relevant documents filed with the SEC, including the Company’s definitive proxy statement, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, or for free from the Company by contacting the Company’s Secretary by phone at (212) 366-3400. Such documents are not currently available.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s securities is set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013, which was filed with the SEC on June 24, 2013. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.